UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2007

Compuware Corporation

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan (State or other jurisdiction of incorporation or organization)	38-2007430 (I.R.S. Employer Identification No.)
One Campus Martius, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)

(Registrant’s telephone number, including area code):(313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2007, the Board of Directors of Compuware Corporation (the “Company”) approved a grant of nonqualified options for the executive officers to purchase common stock under the Company’s 2007 Long Term Incentive Plan (the “Plan”) pursuant to the terms of the Executive Incentive Plan. On April 14, 2008, the Compensation Committee of the Board of Directors of the Company, as authorized pursuant to the terms of the Plan, approved a grant under the Plan to occur on April 17, 2008 of nonqualified options to purchase common stock. This special one-time grant was independent of the Executive Incentive Plan and is intended to motivate the Company’s executives to drive new business initiatives, exceed corporate performance expectations and increase shareholder value. The named executive officers from the Company’s 2007 annual meeting proxy statement received the following:

Officer Name and Position	11/8/2007	4/17/2008
Peter Karmanos, Jr. Chairman of the Board and Chief Executive Officer	210,000	500,000
Laura L. Fournier, Senior Vice President and Chief Financial Officer (a)	90,000	500,000
Robert C. Paul, President and Chief Operating Officer, Covisint (b)	85,000	500,000
Henry A. Jallos, President and Chief Operating Officer, Products Division (c)	—	—
Thomas M. Costello, Jr. Senior Vice President, Secretary and General Counsel (d)	85,000	—
(a)	Ms. Fournier was promoted to Executive Vice President effective April 1, 2008.
(b)	Mr. Paul was promoted to President and Chief Operating Officer of Compuware Corporation effective April 1, 2008.
(c)	Mr. Jallos left the Company in July 2007.
(d)	Mr. Costello is no longer a named executive officer effective March 2008.

The November 8, 2007 stock options were granted pursuant to the terms of the form of Stock Option Agreement (5 year term) adopted on that date. These options have an exercise price of $9.40 per share (the closing price of the Company’s common stock on November 7, 2007, as determined in accordance with the Plan). As long as the executive officer continues to serve the Company, the options become exercisable as follows: (i) 50% of the options on and after the third anniversary of the grant date; (ii) an additional 25% of the options on and after the fourth anniversary of the grant date; and (iii) the remaining 25% of the options on and after the fifth anniversary of the grant date.

The April 17, 2008 stock options were granted pursuant to the terms of the form of Stock Option Agreement (3 year term) adopted on April 14, 2008. These options have an exercise price of $7.85 per share (the closing price of the Company’s common stock on April 16, 2008, as determined in accordance with the Plan). As long as the executive officer continues to serve the Company, the options become exercisable as follows: (i) 30% of the options on and after the first anniversary of the grant date; (ii) an additional 30% of the options on and after the second anniversary of the grant date; and (iii) the remaining 40% of the options on and after the third anniversary of the grant date.

The terms of the two forms of Stock Option Agreements are identical except for the vesting periods (and substantially similar to the material terms of the form of option agreement previously filed by the Company). The number of options and the exercise price are subject to adjustment by the Committee in accordance with the Plan if certain extraordinary events occur. The options become immediately exercisable in full (i) for a period of twelve months if the officer’s employment terminates due to his death or disability, or (ii) immediately prior to a change in control (as defined in the Plan). The option holder’s rights upon a change in control are subject to the Company’s right under the Plan to cash out the options.

The options expire ten years from the date of grant. If, prior to the date when an option first becomes exercisable, the holder’s service to the Company terminates for any reason other than death or disability, the holder’s right to exercise the option terminates. If, on or after the date when an option first becomes exercisable, the holder’s service to the Company terminates for any reason other than death or disability or termination by the Company for “cause” as defined in the agreement, the holder has the right, within thirty days after termination, to exercise the option to the extent that it was exercisable and unexercised on the date of termination, subject to any other limitation on exercise then in effect. If the holder’s employment is terminated for “cause” as defined, the option is immediately terminated and is no longer exercisable. The Committee has the right under the Plan to accelerate exercisability or extend the exercisability of the option, but not beyond its ten year term.

The foregoing summary of terms of the option grants and related stock option agreements is subject to, and qualified in their entirety by, the form of Stock Option Agreement (5-Year Version) and form of Stock Option Agreement (3-Year Version), attached to this Current Report on Form 8-K as Exhibits 10.106 and 10.107 respectively, and are incorporated herein by reference.

Item 9.01: Financial Statements and Exhibits.

(d) Exhibits.

10.1	06 Stock Option Agreement (5-Year Version)
10.1	07 Stock Option Agreement (3-Year Version)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

April 25, 2008	COMPUWARE CORPORATION
By:	/s/ Laura L. Fournier

Laura L. Fournier

Executive Vice President

Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description
10.106	Stock Option Agreement (5-Year Version)
10.107	Stock Option Agreement (3-Year Version)